EXHIBIT 99.1

Contact:

Noam Saxonhouse, Investor Relations

703.526.5093

David Douglass, Corporate Communications

703.526.5252

THE MILLS CORPORATION ANNOUNCES 2004 RESULTS

Arlington, Va., March 23, 2005 — The Mills Corporation (NYSE: MLS) today reported results for the fiscal year ended December 31, 2004.  The results reflect the impact of the company’s previously announced restatement of its financial statements for the fiscal year ended December 31, 2003. All financial information set forth in this press release is presented on a restated and consistent basis for all periods.  The Mills Corporation will release restated quarterly results for 2003 and 2004 in its form 10-K which it anticipates filing on or before March 31, 2005.

Financial Results

•      Earnings per diluted common share for the year ended December 31, 2004 increased 83% to $3.50 per diluted share from $1.91 per diluted share for the year ended December 31, 2003.  This increase was primarily due to a $0.79 per diluted share one-time benefit for the cumulative effect of adopting FIN 46 in 2004, and an increase in gains on the sale of joint venture interests of $1.53 per diluted share in 2004.  These increases were partially offset by a decrease in foreign currency exchange gains of $0.40 per diluted share in 2004.

•      Funds from operations (FFO) per diluted share for the year ended December 31, 2004 increased 9.1% to $3.96 versus $3.63 in the same period a year ago.  FFO does not include the one time $0.79 per diluted share benefit for the cumulative effect of adopting FIN 46.

FFO, a non-GAAP financial measure, is a standard measure of operating performance for REITs.  A reconciliation of income from continuing operations to FFO is provided in the supplemental financial data section of this press release.  Income from continuing operations is the most directly comparable GAAP number to FFO.

Operating Statistics

Operating statistics for our projects were as follows:

•      For the year ended December 31, 2004, stabilized comparable property NOI increased 3.1% to $349.8 million versus $339.3 million in the prior year.

•      Total reported gross tenant sales for 2004 increased approximately 7.8% to $8.7 billion as compared to $8.1 billion in 2003.

•      For the year ended December 31, 2004, comparable same-space sales for in-line tenants increased 3.5% versus the same period last year.

•      For the year ended December 31, 2004, gross in-line tenant reported sales per square foot for comparable centers increased 6.8% to $362 versus $339 for the twelve months ended December 31, 2003.

•      For the year ended December 31, 2004, gross in-line tenant reported sales per square foot for the entire portfolio increased 9.2% to $368 from $337 in the year earlier period.

•      The average initial base rent for in-line store spaces opened during 2004 was $33.03 per square foot, which was 13.7% higher than rents for tenants who closed or whose leases expired.

•      Stabilized comparable property occupancy was 96.3% on December 31, 2004 versus 94.8% on December 31, 2003.  Total portfolio occupancy was 93.3% on both December 31, 2004 and December 31, 2003.

Laurence C. Siegel, Chairman and CEO, said, “During 2004, we continued to implement our growth strategy.  We celebrated the grand opening of Cincinnati Mills and Vaughan Mills, the first new mall in Canada in 14 years; we were selected by General Motors Pension Trust to acquire a 50% managing partner interest in a portfolio of nine regional malls; and we acquired a 50% interest in St. Enoch Centre in Glasgow, Scotland, with Ivanhoe Cambridge as a partner.   Our existing portfolio which benefits from our growth initiatives had strong property level results in 2004.  At our comparable properties, year end occupancy increased 1.5% versus last year and in-line tenant sales per square foot reached record levels.”

About The Mills Corporation

The Mills Corporation (“TMC”) is a fully integrated, self-managed real estate investment trust (REIT) based in Arlington, VA that owns, develops, leases, manages and/or markets a portfolio of 41 retail and entertainment destination centers totaling 49.3 million square feet as of March 23, 2005. TMC conducts substantially all of its business through The Mills Limited Partnership (“Mills LP”) and its various subsidiaries. Together TMC and Mills LP are referred to as the “Company.”  Currently, the Company has six projects under construction or development in North America and Europe.  The Company’s Internet address is www.themills.com.

Supplemental Materials

SEC Filings (including Forms 10-Q, 10-K and 10) and supplemental information packages are available at www.themills.com or may be requested by contacting Noam Saxonhouse, Investor Relations, The Mills Corporation, 1300 Wilson Blvd., Arlington, VA 22209 or via e-mail at Noam.Saxonhouse@themills.com. The fourth quarter 2004 supplemental information package will be available at www.themills.com at 7:00 a.m. on March 23, 2005.

TMC will provide an online simulcast of its fourth quarter 2004 conference call at www.themills.com. To listen to the live call, please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. ET Wednesday, March 23, 2005. An online replay will be available for approximately 90 days at www.themills.com.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used within the text of this release, are defined and further explained in our supplemental information package

•      Funds from Operations (FFO)

•      Net Operating Income (NOI)

•      Comparable properties

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills Corporation and The Mills Limited Partnership believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained and it is possible that their actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Mills Corporation and The Mills Limited Partnership undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to The Mills Corporation’s and The Mills Limited Partnership’s various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K, report on Form 10 and annual report on Form 10-K for a discussion of such risks and uncertainties.

# # #

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

SUPPLEMENTAL FINANCIAL DATA

(Unaudited, dollars in millions, except per share and unit data)

	Years Ended December 31,
	2004	2003
		(Restated)
Revenues:
Minimum rent	$411.2	$213.3
Percentage rent	9.3	5.6
Recoveries from tenants	202.3	119.3
Other property revenue	46.5	27.8
Management fees	11.6	15.7
Other fee income	3.9	19.1

Total operating revenues	684.8	400.8

Expenses:
Recoverable from tenants	193.5	112.4
Other operating expenses	30.0	12.2
General and administrative	46.5	26.1
Cost of fee income	29.9	16.9
Depreciation and amortization	199.5	88.7

Total operating expenses	499.4	256.3

Operating income	185.4	144.5

Other income (expense):
Interest expense	(148.5)	(80.6)
Foreign currency exchange gains	15.2	38.6
Other income, net	18.2	8.3

	70.3	110.8

Sales of joint venture interests	99.3	0.7
Equity in earnings of unconsolidated joint ventures	15.3	34.6
Minority interest in consolidated joint ventures:
Minority interest in earnings	(12.4)	—
Attribution to Mills of the elimination of interest and fees	47.9	—

Income from continuing operations	220.4	146.1
Discontinued operations	—	0.1
Cumulative effect of FIN 46 adoption	51.4	—

Mills LP net income	271.8	146.2
Minority interest in Mills LP:
Continuing operations, including preferred distributions	(30.5)	(31.1)
Discontinued operations	—	—
Cumulative effect of FIN 46 adoption	(9.3)	—

TMC net income	232.0	115.1
Preferred stock dividends	(43.9)	(27.8)

Income available to TMC common stockholders	188.1	87.3
Add minority interest reflected as common equity in Mills LP	38.9	30.5

Income available to Mills LP common unit holders	$227.0	$117.8

NOTE:    The consolidation of 12 previously unconsolidated joint ventures beginning April 1, 2004, affects the comparability of the periods presented.

	Years Ended December 31,
	2004	2003
		(Restated)
Earnings per Common Share and Unit - Diluted:
Continuing operations	$2.71	$1.91
Discontinued operations	—	—
Cumulative effect of FIN 46 adoption	.79	—
Earnings per common share and unit – diluted	$3.50	$1.91

Weighted Average Number of Common Shares / Units - Diluted:
TMC shares	54,079	45,785

Mills LP units	64,910	61,550

Dividends/distributions paid per common share/unit	$2.380	$2.260

Funds From Operations:
Mills LP income from continuing operations	$220.4	$146.1
Add:
Depreciation and amortization	194.7	85.3
Equity in depreciation and amortization from unconsolidated joint ventures	33.4	61.7
Deduct:
Sales of joint venture interests	(84.0)	(0.7)
Partners’ share of depreciation and amortization from consolidated joint ventures	(47.4)	—
Foreign currency exchange gains	(15.2)	(38.6)
Equity in foreign currency exchange gains from unconsolidated joint ventures	—	(2.1)
Mills LP funds from operations	301.9	251.7
Preferred unit distributions	(44.8)	(28.5)
Mills LP FFO available to common unit holders	$257.1	$223.2

FFO per Common Unit - Diluted:
Mills LP income from continuing operations	$3.39	$2.37
Add:
Depreciation and amortization	3.00	1.39
Equity in depreciation and amortization from unconsolidated joint ventures	0.51	1.00
Deduct:
Sales of joint venture interests	(1.29)	(0.01)
Partners’ share of depreciation and amortization from consolidated joint ventures	(0.73)	—
Foreign currency exchange gains	(0.23)	(0.63)
Equity in foreign currency exchange gains from unconsolidated joint ventures	—	(0.03)
Preferred unit distributions	(0.69)	(0.46)
Mills LP FFO per common unit – diluted	$3.96	$3.63

	Years Ended December 31,
	2004	2003
		(Restated)
Net Operating Income (“NOI”) reconciliations:
Consolidated portfolio:
Operating income	$185.4	$144.5
Add (deduct):
General and administrative	46.5	26.1
Cost of fees	29.9	16.9
Depreciation and amortization	199.5	88.7
Management and other fee income	(15.5)	(34.8)

Consolidated portfolio NOI	445.8	241.4

Unconsolidated portfolio NOI	170.5	259.2

Combined portfolio NOI	$616.3	$500.6